Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

This Amendment entered into as of the 6th day of March, 2007 by and between American Community Bank, successor in interest to First National Bank of the Carolinas (hereinafter referred to as the “Bank”) and American Community Bancshares, Inc., a North Carolina corporation and sole shareholder of the Bank (“ACB”) and V. Stephen Moss of Gaffney, South Carolina (hereinafter referred to as “Officer”).

W I T N E S S E T H

WHEREAS, effective April 15, 2004 the Bank, ACB and the Officer entered into an Employment Agreement (the “Agreement”); and

WHEREAS, the Bank, ACB and the Officer desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the Bank, ACB and the Officer hereby agree as follows:

1.	Paragraph 10(c) of the Agreement shall be amended in its entirety to read as follows:

“(c) In the event that the Officer terminates this Agreement pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to two (2.00) times the Officer’s “base amount” as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).”

2.	The Agreement shall be further amended to provide for a new Section 16 which shall read in its entirety as follows:

“COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A. The Bank, ACB and the Officer intend that their exercise of authority or discretion under this Employment Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Officer’s employment terminates the Officer is a specified Officer, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Employment Agreement, including Article 8, will result in additional tax or interest to the Officer because of section 409A, then despite any provision of this Employment Agreement to the contrary the Officer will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Officer’s employment for reasons other than the Officer’s death, (b) the date of the Officer’s death, or (c) any earlier date that does not result in additional tax or interest to the Officer under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Officer in a single lump sum. If any provision of this Employment Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Employment Agreement would subject the Officer to additional tax or interest under section 409A, the Bank and ACB shall reform the provision. However, the Bank and ACB shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest and the Bank and ACB shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Employment Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.”

AMERICAN COMMUNITY BANK

By:	/s/ Randy P. Helton
Randy P. Helton
President and Chief Executive Officer

OFFICER:

/s/ V. Stephen Moss
V. Stephen Moss